Exhibit 99.1

Company Contact: Ian Warwick, CEO Aftersoft Group Inc. 212-897-6848 aftersoft@grannusfinancial.com	Investor Contact: Joe Zappulla Grannus Financial Advisors, Inc. 212-681-4100 jmzappulla@grannusginancial.com

Aftersoft Group Appoints Simon Chadwick as its Chief Operating Officer

NEW YORK and LONDON - May 8, 2007 - AfterSoft Group Inc., (“Aftersoft”) (OTC Bulletin Board: ASFG) today announced that it has appointed Simon Chadwick to the position of Chief Operating Officer. Mr. Chadwick, who has served as the Company’s Vice President of Corporate Development over the past year, is a seasoned technology professional with significant corporate management experience.

Prior to joining Aftersoft, Mr. Chadwick served as the chief technical officer of Broaden Software, Inc., a software company aggregator, for which he structured several acquisitions and provided business and technology appraisals and negotiations in the United Kingdon, New Zealand and South Africa. He also served as the chief executive officer of BrainBox Consulting Ltd., a technology consulting company; chief technology officer of Corspan Inc., a private equity funded company focused on e-business initiatives, including the acquisition of leading-edge knowledge, content, and management systems; and operations director for Trainset Design, a design and production company servicing client such as Citigroup, BAE Systems and Scottish & Newcastle. Mr. Chadwick began his career in the advertising industry focusing on technology design and worked for McCann-Erickson Advertising as its information technology manager for several years. He received his Bachelor of Science degree in chemistry and computer science from the University of Hull (Hull, England).

Ian Warwick, Aftersoft’s president and CEO, said, “Simon has been instrumental in the structuring of Aftersoft following the acquisition of assets from Auto Data Network. His contribution to the continued development of our business extended well beyond corporate development and as he became a key figure in the day-to-day management of the company’s operations. Assuming the role as chief operating office is merely catching up his title to his responsibilities. Simon has proven a key component of Aftersoft’s executive management team.”

About Aftersoft Group Inc.

Aftersoft Group, Inc. is a supplier of ERP supply chain management solutions to automotive parts manufacturers, distributors, and retailers. Aftersoft provides the automotive aftermarket with a combination of business management systems, information products, and online services that combine to deliver benefits for all parties involved in the timely repair of a vehicle. For further information, visit www.aftersoftgroup.com

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the company's business including, increased competition; the ability of the company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed time to time in filings with the Securities and Exchange Commission (SEC).